FOR IMMEDIATE RELEASE

Contact:
Investor Relations
757-519-9300 ext. 13010
info@portfoliorecovery.com

PORTFOLIO RECOVERY ASSOCIATES NAMES KEVIN STEVENSON CHIEF ADMINISTRATIVE OFFICER

Stevenson Will Continue as Chief Financial Officer in Addition to New Responsibilities

NORFOLK, Va., October 25, 2005 – Portfolio Recovery Associates, Inc. (Nasdaq: PRAA), a company that purchases and manages portfolios of defaulted consumer receivables and provides a broad range of accounts receivable management services, today announced that Kevin P. Stevenson has been promoted to the newly created position of Chief Administrative Officer.

Stevenson has served as Executive Vice President and Chief Financial Officer since the Company’s inception in 1996. He will continue in that role in addition to his new responsibilities. As Chief Administrative Officer, Stevenson will assume oversight of the Company’s corporate information technology and human resources functions.

“I am delighted to announce Kevin’s well-deserved promotion. Kevin has provided strong leadership in his role as CFO for nearly 10 years, during which Portfolio Recovery Associates has completed a successful IPO, seen the adoption and implementation of Sarbanes-Oxley and built a record of steady, consistent growth. I look forward to the great energy and talent Kevin will bring to this newly expanded position,” said Steven D. Fredrickson, Chairman, President and Chief Executive Officer.

As Chief Financial Officer and a co-founder of the Company, Stevenson played a major role in Portfolio Recovery Associates’ successful November 2002 initial public offering. He has overseen Portfolio Recovery Associates’ accounting and finance functions and been a key point of contact for members of the investment community. Earlier in his career, Stevenson held progressively more senior roles as an accounting executive at various subsidiaries of Household International (now HSBC). Stevenson received a Bachelor of Arts degree in Accounting from the Ohio State University and is a Certified Public Accountant.

About Portfolio Recovery Associates, Inc.
Portfolio Recovery Associates is a full-service provider of outsourced receivables management and related services. The company’s primary business is the purchase, collection and management of portfolios of defaulted consumer receivables. These are the unpaid obligations of individuals to credit originators, which include banks, credit unions, consumer and auto finance companies, and retail merchants. Portfolio Recovery Associates also provides a broad range of collection services, including revenue administration for government entities through its Alatax/RDS business, collateral-location services for credit originators via IGS Nevada, and fee-based collections through Anchor Receivables Management.

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